Exhibit 99.1

PRESS RELEASE

Contacts:

MEDecision	The Ruth Group
Carl Smith	Tyler Wilson
(610) 540-0202	(646) 536-7018
carl.smith@MEDecision.com	twilson@theruthgroup.com

MEDecision Announces Preliminary, Unaudited Estimates of 3Q07 Financial Results

WAYNE, Penn. – October 3, 2007 – MEDecision, Inc. (Nasdaq: MEDE), a provider of software, services and clinical content to health care payers, today announced that third quarter 2007 revenue is expected to be between $8.6 million and $8.8 million. The lower than expected third quarter revenue reflected a delay in the closing of a term license contract, which is anticipated to close in the fourth quarter of 2007.

MEDecision Founder and Chief Executive Officer David St.Clair said, “As we have said in the past, the closing of term license agreements is variable in nature and difficult to predict on a quarterly basis. While we are disappointed with the timing of contracts and the impact on the third quarter, we remain optimistic about the level of interest amongst health care payers. We remain committed to growing the business and look forward to providing investors with additional details for the quarter when we release earnings on October 25, 2007.”

About MEDecision

MEDecision provides health care payer organizations with collaborative care management software, services and clinical content that allow them to increase administrative efficiency and improve the overall quality and affordability of their members’ health care. Highlighted by the Patient Clinical Summary (PCS™), a payer-based, electronic health record, MEDecision’s technologies analyze data, automate workflow processes and electronically connect patients, providers and payers to give each a common view of the patient’s medical history, helping to foster better clinical decision making. MEDecision believes that, in the aggregate, its customers insure or manage care for approximately one in every six people in the U.S. with health insurance. For more information, please visit www.MEDecision.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws, including, without limitation, estimates of revenue, the impact on revenue derived from recurring fees and services, and statements concerning the Company’s term license deal pipeline and the Company’s expectations regarding its subscriptions and transactions business, Collaborative Care Management solutions and the Patient Clinical Summary. These forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from such statements. The Company’s actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including, but not limited to, the Company’s completion of its quarter closing process and the completion of the year-end audit by the Company’s independent auditors and the various risks described in the “Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10K. MEDecision undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

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MEDecision is a trademark of MEDecision, Inc. The MEDecision logo and product names are also trademarks or registered trademarks of MEDecision, Inc. MEDE-E